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                                                                    EXHIBIT 99.1

                                    DATATRAK


                             HOST: Dr. Jeffrey Green


                               DATE: May 13, 2003


                               TIME: 4:30 p.m. EST




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        Operator: Good afternoon and welcome, ladies and gentlemen, to Datatrak
International's first quarter earnings conference call. At this time, I'd like to inform you that this conference is being recorded and that all participants are in a listen-only mode. At the request of the company, we will open up the conference up for questions and answers after the presentation.

        Before beginning the conference call, Datatrak's management would like to remind you that, in discussing the company's performance today, there will be included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to future events and expectations and involve known and unknown risks and uncertainties. Datatrak's results or action may differ materially from those projected in the forward-looking statements. For a summary of the specific risks that could cause results to differ materially from those expressed in the forward-looking statements, see Datatrak's Form 10K for the year ended December 31, 2002 filed with the SEC. I would now like to turn the conference over to Dr. Green. Please go ahead, sir.

        Dr. Jeffery Green: Thank you. Terry Black and I would like to welcome you to our 2003 first quarter conference call. The format today will begin with a general overview, followed by questions and answers. The topics to be discussed today include four items: number one, a summary of the first quarter financial statements; number two, an update in the area of financing;



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number three, a brief discussion about market metrics; and number four, a review of the structure and significance of our enterprise relationships and specific comments about the enterprise agreement announced today between Datatrak and Beaufour Ipsen.

        First of all, we have first quarter financials. Let me highlight those parameters for the first quarter. As we stated during the fourth quarter conference call in February, revenue for this first quarter would return to those levels seen in quarter three of 2002. This indeed occurred. First quarter revenue was $1.5 million. This figure represents a 189 percent increase over the same period last year. Margins continued to increase during the first quarter and were at 76 percent. The full effect of our cost-containment efforts that began in the third quarter of last year were seen in the reduction of our expenses in multiple categories. Perhaps the most significant parameter for the quarter was the reduction in cash used in operating activities to less than $200,000 for the first quarter of 2003. This figure in the first quarter a year ago in 2002, prior to our cost-containment program, was $800,000, representing a reduction of over 75 percent in this value within the last six months.

        These positive results all occurred with a simultaneous achievement of records in margins, contract growth, user implementations on a worldwide basis, and the signing of two


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enterprise agreements. Our backlog is currently at $12.7 million. This value is essentially flat with the backlog reported in the fourth quarter of 2002. This figure has been adjusted with revenue from the first quarter and from the month of April subtracted from the total.

        Though backlog is unchanged from the last quarter, I feel this is not reflective of the significant advancements we are making in the market. Let me explain: at this time there are over 20 potential contracts which are expansions of business with current customers in various stages of development that represent contract values exceeding $20 million that are too premature at this time to add to backlog as signatures have not been made. At the present time, all of these projects are slated to begin in 2003. This situation certainly fits the categorical statement we always use, but perhaps in the opposite direction this time, which is "backlog is not necessarily reflective of future quarterly or annual revenue."

        These outstanding bids are with current clients or enterprise candidates of Datatrak. There are several more enterprise agreements in various stages of development and we will progressively announce any of these as they mature. But because of the unpredictable nature of the level of urgency within some of our customers' legal departments, I will not make any attempt to predict when such enterprise deals will be finalized and announced, other than some time in 2003. A

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finalized enterprise deal is not required to sign new contracts with clients.

        We are increasingly confident in the position of our technology and company as the leader in this market, and in our ability to aggressively win new business. This stance is underpinned by the two announced enterprise relationships where these customers have evaluated the entire field of EDC products and have selected Datatrak International. Beyond our statements of being comfortable reaching break-even status in the latter half of 2003, combined with the previous disclosure of a necessary run rate of $9.5 million in annualized revenue to get to this point, we plan on providing no public guidance for 2003. There is enough information in this statement and in available financial disclosures to easily construct an appropriate financial model.

        Nonetheless, with respect to revenue expectations, one must never forget that factors such as project timing, delays or holds, possible cancellations are all inherent parts of this clinical trails industry and all of the factors are beyond our control. When such delays, holds or cancellations occur, because of our small revenue size and our transaction based pricing model, we are particularly vulnerable to fluctuations in revenue, quarter to quarter. When and if these do occur, be careful at attaching any prematurely broad or extrapolated conclusions to

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the snapshots that are unrelated to global EDC adoption rates or Datatraks'
slippage in market traction.

        This is what occurred in the fourth quarter of 2002, and one can see that this held no long-term significance. I am not highlighting this because there is anything to our knowledge affecting our revenue targets for this year. I am highlighting this because there is nothing, to our knowledge, existing at this time in terms of delays or cancellations. Highlighting this situation at a time when something has happened could be viewed as an excuse by some, so we're reminding everyone now of the clinical trials industry so that you can wisely make your decisions about your investment in Datatrak and not misjudge these snapshots.

        As I stated in the annual letter to shareholders, I believe 2003 will be a significant transition year or turning point for the company. Since this market has such enormous room to grow, there will be many more such turning points over the next several years. 2003 will merely be the next one. For several reasons we have optimistic visibility for most of 2003, which should result in progressively advancing revenue on a quarter-by-quarter basis. First of all, we are very close to turning the corner on positive cash flow. This is no small task in this emerging market that we have literally toiled in since 1998 and before.

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        Secondly, with the achievement of record contract and user growth around the world, Datatrak appears to be increasingly positioned as the leader in this space most prominently justified by our announced enterprise deals. If we are indeed correct with this evidence of our leadership position, additive customers, contracts and enterprise agreements mean that progressive milestones will continue to be on the horizon.

        Lastly, and perhaps the most significant point of all for the future, we are still just merely scratching the surface of this market that has an almost astronomical potential, from the perspective of where we sit today, especially when one envisions how rapidly and significantly this can grow as adoption rates increase.

        Point number two, financing update: I look forward to the day when we do not include this topic in our conference calls and that day may be coming soon. In the meantime, I will be as forthright as I possibly can regarding the status of our financing. At the present time, we are under no discussions pertaining to a financing. Though there have been several venture capital groups who have pursued various degrees of due diligence over the past six months, all of them have been too cautious to invest in a market that is evolving and carries with it the necessity of altering human behavior. It is true that this EDC market is not for the faint of heart.

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        Additionally, the uniqueness of investing in a public, versus a private, company has been challenging for some of these venture groups. The venture investors have decided to sit and watch the EDC market and do not desire to enter at this time. I have informed all of these groups that once the establishment of the EDC market and our leadership position was obvious to everyone, we would likely not be in need of an equity investment. With our current cash position and with record contract growth, our plans are to continue to make as much traction as possible and avoid dilution. Under the conservation of cash scenario and provided that our increased traction continues, if a financing is necessary it can occur with significantly less dilution than where we existed just several months ago. It is within the realm of possibilities that no further financing will be needed. This situation requires continued steady business flow, minimal project delays and no significant cancellations. Since these occurrences are totally out of our control and are unpredictable, I cannot state for certain at this time whether we will perform a financing or if we will be able to sustain ourselves without such action.

        The proposal to increase the number of authorized shares in our recent proxy is not currently tied to any financing, merger, or acquisition of any type. The board merely wants to have this action done in the event opportunities arise so that we do not incur the delay and the cost of a special vote outside of a regularly timed annual meeting. As I stated in the letter to

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shareholders in the annual report, in hindsight, I believe we were fortunate to not have been successful at our recent capital raising efforts.

        The third major topic is market metrics. We completed approximately 50 bids for EDC projects in the first quarter. This was a record for a three month period of time. We are currently on a run rate for approximately 50 bids for 2003, which also would be an annual record. Interestingly, these records have occurred and our expected to continue at a time when our marketing expenditures have been the lowest and when our sales staff is half the size that it was last year. Clearly, these facts do not support a simple, direct proportion between feet on the street or expensive market awareness initiatives and direct results, as many have suggested.

        The EDC market is much more complicated than such a simple one-dimensional cause and effect relationship. In my 20 years of experience in the clinical trials industry, I believe the reason why we are seeing such increased activity lies in the combination of two important factors. Number one, enhanced customer receptivity to adopt EDC or, as investors would state, the dog is hungry enough to begin eating the dog food. And number two, client confidence has growth in specific vendor offerings such as Datatrak's, which are underpinned by a growing number of impressive and meaningful reference accounts. As comfort levels rise and convince buyers that EDC is not a risk endeavor and

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carries significant return on investment, growth rates will become more and more impressive.

        Moreover, as our enterprise relationships indicate, once decisions are made for a preferred technology, business gravitates toward auto-click mode and shopping around for another EDC product only occurs after disappointments in delivery, which is why we have stated for years that service is an extremely key component to sustaining market traction. Some of our competitors made impressive early traction from massive marketing expenditures but the question for the long run is, are such early successes being sustained?

        Upon reaching this level of maturity with customers, I have always believed that the sell from then on it largely an operational one, allowing the traditional sales effort to be directed toward new lead generation. In a company with 55 employees such as Datatrak, every individual is a sales person anyway. If this life cycle is further confirmed throughout this year, our cost of sales should remain attractively low. The best marketing is cost-effectively accomplished from a satisfied customer reference. The amount of investment is far less to bend the market in your direction when the iron is hot, compared to the cost to heat it up in the first place. With an increasing number of customers, some who could grow into $10 million annual accounts, the objective of mining more oil from a well already drilled, as an analogy, is a logical and cost-effective strategy

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that could produce an extremely impressive operational and profitable business.

        The $20 million of outstanding bids involving more than 17,000 patients fit into this type of category as these opportunities reside with current clients. I believe that we have laid the property groundwork with many of our customers so that growth curves over the next couple of years will be significant.

        The last item I want to talk about is to review again the significance of our enterprise relationships and I will place some values on the Beaufour Ipsen relationship that was announced today. It is important to understand the significance of our enterprise relationships, especially for shareholders new to the Datatrak story. From the economic standpoint, an enterprise relationship is not a global license deal. There is no immediate increase in backlog or cash upon signing. An enterprise relationship is a price to volume discount arrangement that rewards a customer for ordering an increasing number of clinical trials. Backlog and revenue is progressively added as work begins on new contracts.

        Importantly, an enterprise deal is not required for a client to order as many EDC trials as they want. The presence of an enterprise deal to them only means that such trials can be performed more economically. Beaufour Ipsen and all other

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candidate enterprise clients have contracted for multiple trials before any agreement was signed. However, enterprise agreements are not signed in a vacuum of information. Datatrak ascertains from each customer a likely volume of clinical trials that would be applied to the structure over the ensuing 24 months through a review of the client's pipeline. Datatrak then knows where to begin certain pricing discounts, based upon estimated volumes of clinical trials and visibility for future work over the next two years is thereby enhanced.

        Using the recently announced enterprise deal with Beaufour Ipsen as an example, they initially ordered three clinical trials and are adding eight more to the initial list by June. As the trials cross certain volume levels, progressively advantageous pricing ensues. As part of their enterprise agreement, Beaufour Ipsen is training 80 internal users on our product suite and has paid up front for the customized development of a library of electronic case report forms to be used in their oncology clinical research. This is done so that their development process can be expedited and their clinical trials implemented rapidly and cost-effectively compared to paper and the project-by-project mentality.

        In my opinion, enterprise relationships represent four important points and this is how you should be viewing them as an investor. Point number one, the signing of these agreements signify market leadership. A customer signing and enterprise

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agreement selected our product suite over all other competitors. Presently a customer does not sign enterprise agreements with more than one EDC vendor. In each of our two enterprise deals, Datatrak is the preferred vendor. No other product suite is used at those companies. For our company this translates into a lower cost of sales, strong operational linkages, high levels of repeat business and a 100 percent hit rate on all bids.

        Point number two, signing of an enterprise agreement indicates increased adoption rates toward EDC. Customer standardizing processes and they intend on committing to use EDC in more studies. Otherwise, they would just continue in a project-by-project mode. An enterprise deal can be the forerunner to technology transfer where Datatrak is used internally like one would use Excel or PowerPoint from Microsoft. This represents the ultimate auto-click mode where hundreds of thousands of people are in control of their own clinical trials, and they are expanding an extremely scalable and high margin business for Datatrak I International on a global basis. This is exactly where we are trying to drive our business model.

        Point number three, enterprise deals validate the structure and price points of our business model. Simply stated, if the ASP business model we invented in 1999 was unacceptable it would not be taken to this next level.

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        Point number four, enterprise deals increase our visibility of future revenue. Even though this structure is not a guarantee currently of an exact amount of business, customers would not go down the enterprise route for a small number of studies. This assists in operational and infrastructure planning. It is very likely, as our market share increases, that Datatrak's requirements for enterprise pricing will become more stringent and will represent guaranteed economic commitments, rather than the largely marketing benefits that they afford us today.

        Last item for today, let me take a few minutes to estimate, as an example, the economic value to Datatrak of the Beaufour Ipsen enterprise deal. This company is likely one which you have never heard of, as was the case with me about 18 months ago. This fact further emphasizes how global of a business is represented by the EDC marketplace. Beaufour Ipsen is currently privately held and has been profitably in business for 18 years. They have recently announced publicly a $250 million research partnership with Roche, a huge company in this industry, to cooperatively bring to market two promising anti-cancer drugs.

        As stated in the release, Beaufour Ipsen plans on performing all of the clinical trials associated with the development of these two compounds with Datatrak EDC. Though a value of this enterprise was not included in the release, based on published historical facts, reasonably accurate estimates can be made. An average drug undergoes 65 individual clinical trials prior to


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regulatory approval. Such a development program would likely take place over five to eight years. At an average enterprise budget for all 65 trials, from Phase I through Phase IIIb of $350,000, this enterprise relationship could represent more than $40 million of revenue over the next eight years, or in excess of $5 million per year just from these two drugs alone. When beginning from the Phase I level, however, the annual amount of revenue will be lower than this average, since early studies are smaller in size.

        The annual values will increase as larger studies are done. If other drugs and therapeutic areas are included in this enterprise relationship, as stated was the goal of Dr. Jacques Moreau in today's press release, the annual figures I stated will be larger. As stated in the press release, Beaufour Ipsen has 30 compounds in their development pipeline. Such seemingly large figures of $40 million for two drugs expended over eight years for managing global data flow are not at all out of line for a small to mid-tier pharmaceutical company such as Beaufour Ipsen, where they spend 16.4 percent of revenue, or $115 million annually, on research and development.

        We can open it up now to questions and answers.

        Operator: Thank you, sir. The question and answer session will begin at this time. If you are using a speakerphone, please pick up the handset before pressing any numbers. Should you have

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a question, please press *1 on your pushbutton telephone. If you wish to withdraw your question, please press *2. Your questions will be taken in the order they are received. Please stand by for your first question. As a reminder, ladies and gentlemen, should you have a question, please press * followed by 1 at this time. Our first question comes from Andrew Bugyis from Mesirow. Please state your question.

        Andrew Bugyis: Hey, doc, let me ask you a question. This 50 bids in the first quarter?

        JG:  Yes.

        A Bugyis: On previous conference calls and in conversations, you alluded to the conversion rate and you had done a little research and espionage and if you lost the bid you kind of knew if it went to an electronic competitor or if it went paper and pencil. What do we know about the absorption rate or the conversion rate of these 50 bids that were out there. I know there's a lot of CRO's who bid things for pharma companies and there's a lot of stuff that makes these numbers a little tricky because you don't know if it's a real bid or not. But what do you feel about the conversion rate here?

        JG: That's a good question, Andy. That has bounded around literally in the first quarter from the 16 percent range, which is average, to the 30 percent early on in January and February

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when we made the announcement of the fourth quarter. We don't have all the final answers in on some of the bids that were out in the first quarter, so I can't give you an exact number, other than it's probably between the 20 and 30 percent range, is what it will wind up to be. We've somewhat -- and you're right about the CRO bids because in the past we used to get a lot of bids from CRO's and we currently have not a single contract that has been brought to us by a CRO that's running right now, even though we're working with 15 of them. All 15 of those cases, the sponsor selected us and then instructed the CRO to use EDC. We've somewhat refined that, instead of just taking all comers, we actually require now before we give a bid to a CRO to have a direct dialog with the ultimate customer.

        A Bugyis: In terms of your ultimate bid or within the process of making the bid?

        JG:  We don't give the bid to the CRO in a blind fashion.

        A Bugyis:  OK, so they can't sandbag you?

        JG: That's correct. We are happy to go in with them as a team but they have to disclose, and we have to have a direct discussion with the customer first. I don't know yet what impact that change is going to have on our bid rate but there clearly were --I'm guessing last year 20 to 40 bids that we put out with CRO's that none of them hit. And I have no idea what happened.

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        A Bugyis: But you have a strong suspicion that the CRO's took your bid and presented it in an unfavorable light so they could keep the paper and pencil business.

        JG: Well I don't know that. It's certainly a possibility. It's also a possibility that they didn't win that bid and another CRO did. I don't know the answer to that and that's why we came up with this philosophy of we have to be involved in the process. And also, how can a group that's relatively unfamiliar with our product sell our product. So we we're just not taking that approach any more.

        A Bugyis: OK but when the CRO comes to you, do you know if you're the only EDC company that they're getting a bid from or has the pharma company suggests that you versus paper or electronic data versus everything? I mean are you bidding against Phase Forward [sp] and stuff? Do you know that?

        JG: It occurs all those ways, Andy. It can occur where a sponsor will tell a CRO, we want the trial done with EDC, we want you to manage it, you go out and find the product. That would be when they'd sort of open it up to all EDC players. There are cases, and we know these for sure, the strong customers of ours demand that Datatrak EDC be done, but we already know that. We're in dialog with them and then they go out and pick a CRO. So we know those for sure. We've just put a stop to the

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situations that we can't be putting out blind bids without knowing where they're going.

        Terry Black: I would say 75 percent of our bids go directly to the sponsor client, 25 percent probably go through a CRO, would be a rough number.

        A Bugyis:  OK, thank you.

        Operator: Our next question comes from Markus Cady with Stonegate Securities. Please state your question.

        Markus Cady: Once again, gentlemen, I want to congratulate you on getting closer and closer to that ultimate goal, and looking better. But my first question, you answered with the last part of the call, and that's the Beaufour's and approximate value in it. It's amazing how it highlights what these enterprise relationships can do for you. And with further enterprise relationships, can we expect margins to stay around that same level?

        JG: Another good question. We -- the margins, we believe, will fall by 5 to 8 percent range. That is an estimate and the reason why it's an estimate, Markus, is it all depends on how the customer is going to pursue that. Clearly we're giving a price discount for a close relationship. So we certainly are discounting our price to do that but if they go forward with the

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tech transfer and they take this technology in-house and their people are running the trials, then we're still getting very high margin hosting revenue with no service revenue that's dragging it down at a 40 percent margin level. So the direct answer is, we don't have enough experience to know. It is our estimate that it would reduced margins by 5 to 8 percent.

        M Cady: OK and also you mentioned being the market leader a couple of times on the call, which I know your technology is, if not the best, it's pretty close to the best out there. As far as what you've seen in the competitive environment, any other competition dropping off? I know you don't like to name names, and I'm not asking that but is the EDC universe shrinking as far as your competition and who you're competing against in the final decision-making process?

        JG: Let me think about it. It's still the same players that we compete against. Obviously from the public's standpoint, it's been a little bit tougher for CB Technologies and we don't exactly know where they're at but they publicly talked about a restructuring program under, I believe Chapter 11. Other than them, we still run into most of the same players. But what I see happening, what's really changing, is not the EDC landscape as much as the customers are getting smarter. An the customers are checking references. Many of the customers we've acquired and built into long-term relationships initially did not pick us. They picked somebody who did a lot of sexy marketing and then


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found out that maybe it didn't work as well as what they thought it was going
to. So now they're out customers and I'd say it's been more of a shift of the customer awareness and experience than it has been a shift in the vendor space.

        M Cady: Is you customer retention still very high?

        JG: Yes, it's extremely -- it exceeds 94 - 95 percent. I haven't calculated it recently but we've got -- we haven't lost a customer since we've been talking.

        M Cady: Last time I saw it, it was right at 95 percent.

        JG: Yeah, it's probably still around there. A lot of our business now is coming and we're mining more oil from the current customers we have because we've just only scratched the surface with almost all of them.

        M Cady: Compared to some of the competition out of there, incredible customer retention rate. But once again, congratulations, fellas.

        JG:  Thanks.

        Operator: Our next question comes from Ed Kucler with Financial America Services. Please state your question.

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        Ed Kucler:  Hi, Jeff, Ed Kucler.

        JG:  Hi, Ed.

        E Kucler: You talked about Beaufour Ipsen and gave us some information about their potential, in terms of revenue. Over the last couple of quarters we've talked about five enterprise deals. Pending or two of the five were signed, looking for a couple of others. Can you give us the status of the others that are in the tank at the moment and what they might represent, similar to Beaufour Ipsen?

        JG: Yeah, certainly I'm not going to predict a month or week on this, but I can tell you that, let me count them on my fingers here. We've got five other agreements that are being reviewed and discussed with customers at this point in time. We have made the demand on our enterprise pricing structure that it now has to include a full disclosure press release with the customer name. That has obviously taken some of the legal departments a little bit longer because many of our customers don't like to disclose to everybody what they're doing. We're quite fine with that, if they want to continue with higher margin contracts, that OK. But we've pretty much put a stake in the ground, saying we're giving a price discount and we want at least at this point in time the marketability of you to stand up and be counted and state that you have selected us so that the world knows. Compared to Beaufour Ipsen, I'm thinking all the other

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companies are equal to or greater in magnitude of size compared to a Beaufour
Ipsen.

        E Kucler: These are the five potentials you're talking about?

        JG: They're either mid-tier or they're above. Three of them are multi-billion dollar revenue clients. Beaufour Ipsen as in the release has a turnover of about 700 to 750 million. Three of the five that are outstanding are multi-billion dollar customers.

        E Kucler: Did you not already have another one or two signed though prior to Beaufour?

        JG: No, we only had one. We had one, I think we announced in November. The name was not disclosed since then. And they were a real long term customer and there were a lot of reasons why they got -- they were the first ones so they got a different deal. But everybody from here on out will have to have a full disclosure press release.

        E Kucler: All right so then for public consumption, basically you have one signed enterprise deal at the moment.

        JG:  Two.

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        E Kucler:  Beaufour Ipsen.

        JG:  No, two.  We announced one in November.

        E Kucler:  You say that was not identified yet to the public.

        JG: No, no. Well it wasn't and it's not going to be but it's a signed agreement. And we did specify a value of that one, I believe was $8 million over the next couple of years. We just didn't disclose their name on the first one.

        E Kucler:  All right, thank you.

        Operator: As a reminder, ladies and gentlemen, should anyone have any further questions, please press *1 at this time. Our next question comes from Kyle Krueger with Apollo Capital. Please state your question.

        Kyle Krueger: Hi, Jeff, Terry. In an effort to try build a model as it relates to these enterprise-wide deals, are you able to say anything about where the break points come in with respect to volume reducing margins?

        JG:  You mean number of trials?

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        K Krueger: Or revenue number, however you're looking at them. I mean do they have to do a million dollars worth of business before they get a 5 percent price break in any year or $2 million worth of business gets them a 12 percent price increase? Just trying to judge margin versus volume on these enterprise deals. Where do those break points come in or do they get a break on price from day one?

        T Black: They come on at various stages, depending on when and how they contract and each contract is negotiated separately. I think the best guidance, Kyle, we can give you is it's still pretty early in the game to see how these are all going to roll out because the composition of what services they order are still a variable in there and how they order it. At different stages they will lower their data item fee based on the number of data items that they contract for. And they gradually step through that because you know, fixed commitments in any of this is kind of frequent flyer type miles is what it is. And it can go from a high of 80 cents to, when they get to the very large numbers, to a low of like 40 - 45 cents on the data items. All the other fees are basically driven by similar volumes but not quite as dramatic of a drop in that number -- as that number. So I can't answer your question directly, given the information we have available right now.

        JG: The early studies will not have much of a decrease in margin at all, Kyle, because items like project management and

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help desk are minimally reduced, I mean less than 5 percent early on. The other factor is some of the new customers we gave first time study discounts to for them to try and use our technology. Once they liked it, they came back and they wanted the same sort of price structure. And we said, "Well that was a first-time discount only." They still wanted to keep using the technology and then we moved them to the enterprise deal. So you're not going to see much of a decrement in margin in some of the early studies compared to the ones they're running now because they got a first time discount anyway. But I think the figure to directly try to deal with your question is an overall 5 to 8 percent reduction in the total margin with these is probably a good way to model it.

        K Krueger: Yeah, OK. But I mean it's not linear. If Beaufour Ipsen does a half a million bucks, say, in the balance of this year and then ramps to 2.7 next year, there's going to be, I would think a dramatic margin differential or am I looking at it wrong?

        T Black: There could be but it's not -- it's basically as they step through the various programs and as they sign up studies. You've got to remember they're going to be signing up multiple studies along the way, each rolling out in different stages with different durations and different life cycle in each one of them. So it will tend to have -- I think Jeff's overall statement is the best one to go with. The 5 to 8 percent decline will happen, I would say over the next 18 months.

        JG: The other thing not to forget, Kyle, and it's hard not to because we're in the clinical trial business, there's still a lot of what we do is related to technology and as our technology costs could go down year upon year, that will have a stabilizing effect on the margin decrease as well.

        K Krueger:  OK, thanks.

        Operator: Our next question comes again from Andrew Bugyis with Mesirow. Please state your question.

        A Bugyis: Yeah, just so I'm on the same page, we're not playing a percentage on a percentage here game, are we? We're talking about 5 to 8, we're talking about a percentage point decline. If your margins are 77 percent now, we're not talking about 8 percent of 77, we're talking about an 8 percentage point reduction. We're talking about that, would be 69 percent?

        JG:  You are correct, Andy.  [crosstalk]

        A Bugyis:  We're not doing percentages on percentages?

        JG:  That's correct.  No, we're not doing that.

        A Bugyis:  OK.

        Operator: Our next question comes again from Ed Kucler with Financial America Services. Please state your question.

        E Kucler: Jeff, two unrelated things. One is, now that the French deal is dead, did we get any benefit revenue-wise or contract-wise out of that? And secondly, I haven't heard anything about the unifier.

        JG: OK, Beaufour Ipsen, I mentioned in the call, we're working on three trials for them now. They've already paid up front to have us consult with them and build their initial library of case report forms for their oncology program. That started, as I said in the press release, in August. So we have been working with them since then. They are ordering eight more clinical trials, beginning in June.

        K Kucler: Maybe I misunderstood then. Beaufour Ipsen, is that the same company that we were working with to buy out, the acquisition?

        JG:  Oh no, that was [unintelligible]

        K Kucler:  That's what I'm talking about.

        JG:  Oh, you mentioned Beaufour Ipsen.

        K Kucler: No, I said-- maybe I misled you. My question was, is there any benefit, any residual benefit from the French deal that was closed off?

        JG: Oh I'm sorry. No, there's no benefits or any harm of not getting that done. It didn't make any difference to Beaufour Ipsen.

        K Kucler:  And then unifier was the other comment.

        JG: Unifier, because of our cuts we've still got our 1-1/2 FTE's working on the unifier. Progress is still being made. We're still looking at commercialization come time in 2004. I can't pin down an exact quarter on that yet but work is still continuing. It's still a major development effort of ours, along with our core product.

        K Kucler:  OK.

        Operator: Our last question comes from Doug Fisher with Mador Capital. Please state your question.

        Doug Fisher: Hi, guys, and let me add my congrats to he continued progress that you're showing in a tough environment. Just wanted to get a little bit of clarity on the cash burn and the break-even point. And I apologize if you covered this at the very beginning of the call. But the $200,000 burn I was just trying to understand how much of that reflects working capital changes and get a feel also for kind of where the break even point is now with the cost controls you put into place.

        T Black: Well Doug, I'll just repeat what Jeff said at the beginning of his discussion here. Number, the detailed question you just asked will be answered in detail when we file the 10Q and that will be filed probably tomorrow. So you'll actually see the exact numbers there, so I won't bother going into that detail. Our run rate for break even is still -- we're still estimating at 9.5 million.

        D Fisher: OK so the expectation that you get to positive cash flows in the second half, does that presume that you get to -- I'm just trying to be clear on kind of cash flow break even versus reported earnings break even, etc. I guess I'm trying to understand if we get to cash flow break even in the second half, does that presume that on a reported basis we'll be at break even?

        T Black:  You're saying a net loss?  I'm confused by your question.

        D Fisher: I'm just trying to make sure I understand when you guys talk about getting to cash flow break even that's not necessarily the same thing as break even on an operating --

        T Black: No, we're saying break even from an operating, net income, net loss, zero.

        D Fisher:  OK, thanks very much.

        Operator: If there are any further questions please press *1 at this time. If there are no further questions, I will now turn the conference back to Dr. Green for closing comments.

        JG:  Thank you all for attending and have a good day.  Bye bye.

        Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 973-709-2089 with an ID number of 292421. This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

                             (conference concluded)